RULE 424(b)(3)
                                                  REGISTRATION NO. 333-42755


                         PRICING SUPPLEMENT NO. 28
                    TO PROSPECTUS DATED January 9, 1998
                    (As supplemented January 12, 1998)

                          IBM CREDIT CORPORATION

                             MEDIUM-TERM NOTES
                            (Zero-Coupon Notes)

               (Due 9 months to 30 years from Date of Issue)

Designation: Zero-Coupon                      Original Issue Date: June 9, 1998
Medium-Term Notes Due
May 19, 2000
Principal Amount at Maturity:  $15,000,000    Maturity Date: May 19, 2000
Issue Price: $896.39 per $1,000 Principal     CUSIP No.: 449 22L 6JO
Amount at Maturity of the Notes
Interest: The Notes will not bear interest    Original Issue Discount: $103.61
                                              per $1,000 Principal Amount at
                                              Maturity of the Notes
Commission or discount: $1.74 per $1,000      Yield to Maturity: 5.705%
Principal Amount at Maturity of the Notes
Redemption Provisions: NONE                   Form: [X] Book-Entry
                                               [ ] Certificated


This is a Pricing Supplement. It describes the Zero-Coupon Notes now being issued under the Medium-Term Note Program of IBM Credit Corporation. This document adds to, or 'supplements' the description of the Notes referred to in the accompanying Prospectus Supplement and Prospectus by providing specific information about the Notes issued in this particular transaction. It also amends the Prospectus Supplement and Prospectus to the extent that the description of the Notes in this Pricing Supplement is not consistent with the terms which are set forth in the Prospectus Supplement and Prospectus.



AMOUNT PAYABLE UPON ACCELERATION IN CASE OF AN EVENT OF DEFAULT

      If an Event of Default with respect to the Notes shall have happened and be continuing and the Trustee shall have declared the Notes to be due and payable, the amount so payable in respect of each Note shall be a portion of the principal amount (at maturity) thereof equal to 89.639% plus accrued original issue discount thereon (expressed as a percentage and calculated on a semi-annual bond equivalent basis using a 360-day year composed of twelve 30-day months) to the date of payment. (See "Description of the Securities -- Events of Default, Notice and Waiver" in the accompanying Prospectus.)

TAXATION

      See "Certain United States Federal Income Tax Considerations" in the accompanying Prospectus Supplement, including "U.S. Holders -- Original Issue Discount".

PLAN OF DISTRIBUTION

      The Notes will be sold to Goldman, Sachs & Co. at a price of $894.65 per $1,000 Principal Amount at Maturity of the Notes for resale to one or more investors at the Issue Price set forth above.

Dated: June 4, 1998